CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Bryce Capital Growth and Value Funds
95 Allens Creek Road
Rochester, New York 14618

We consent to the use of our report dated August 29, 2009, in the Post Effective Amendment No. 5 to the Registration Statement on Form N-1(a), with respect to the statement of assets and liabilities, including the schedule of investments in securities of Bryce Capital Growth and Value Funds as of June 30, 2009 and 2008 and the related statements of operations, and changes in net assets for the years then ended and for the period from date of inception (September 14, 2004) through June 30, 2009.

We also consent to the reference to us under the caption, "Experts", in this Registration Statement.

EFP Rotenberg, LLP
Rochester, New York
October 30, 2009